EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MALERS, INC.

The undersigned hereby executes the following Amended and Restated Articles of Incorporation of Malers, Inc., incorporated in the State of Delaware on May 27, 1998, under Title 8, Section 242(a) and Section 245 of the General Corporation Law of the State of Delaware:

ARTICLE I
CORPORATE NAME

The name of the Corporation, henceforth, shall be “Dot VN, Inc.”

ARTICLE II
REGISTERED AGENT

The Corporation shall have its registered office in the State of Delaware at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, and its registered agent at such address is Corporate Agents, Inc.

ARTICLE III
CORPORATE PURPOSE

The nature of the business of the Corporation and its objects and purposes are to carry on any lawful business or trade which is calculated, directly or indirectly, to promote the interests of the Corporation or to enhance the value of its assets, and to exercise all powers granted to a Corporation formed under the Title 8 of the General Corporation Law of the State of Delaware or any amended version of that Act or any successor Acts.

ARTICLE IV
CAPITAL STOCK

A. The Corporation shall have authority to issue a total of (i) two fifty hundred million (250,000,000) shares of common stock (“Common Stock”), par value $.001 per share, and (ii) fifty million (50,000,000) shares of preferred stock (“Blank Check Preferred Stock”), par value $.001 per share, and more particularly described in paragraph B below.

B. Blank Check Preferred Stock. Blank Check Preferred Stock may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors (the “Board”) is expressly authorized, prior to issuance of any series of Blank Check Preferred Stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board, but not in limitation of the powers conferred on the Board thereby and by the Act, the Board is expressly authorized to determine with respect to each series of Blank Check Preferred Stock:

(1) The designation or designations of such series and the number of shares (which number from time to time may be decreased by the Board, but not below the number of such shares then outstanding, or may be increased by the Board unless otherwise provided in creating such series) constituting such series;

(2) The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

(3) The rights and preferences, if any, of the Shareholders of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

(4) The full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

(5) The times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the Shareholders of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

(6) The rights, if any, of Shareholders of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

(7) The limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(8) The conditions or restrictions, if any, upon the issue of any of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(9) Any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series; in each case, so far as not inconsistent with the provisions of this Article of Incorporation or the Act as then in effect.

ARTICLE V
PREEMPTIVE RIGHTS

Except as provided by these Amended and Restated Articles of Incorporation, or as may otherwise be provided by the Board of Directors, Shareholders of the Corporation shall not be entitled to preemptive rights to subscribe for or purchase any part of new or additional issues of shares of stock or securities convertible into shares of stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services, by way of distributions, or otherwise.

ARTICLE VI
NO CUMULATIVE VOTING

There shall be no cumulative voting of the shares in this Corporation.

ARTICLE VII
SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

To be adopted by the Shareholders, (i) an amendment of the Articles of Incorporation; (ii) a plan of merger or share exchange; (iii) a sale, lease, exchange, or other disposition of all, or substantially all, of the Corporation’s assets, other than in the usual and regular course of business; or (iv) a dissolution of the Corporation, must be approved by each voting group of Shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group.

ARTICLE VIII
SHAREHOLDER ACTION WITHOUT A MEETING

Until such date that a class of the Corporation’s shares are registered pursuant to Section 12 or Section 15 under the Securities Exchange Act of 1934, as amended, action required or permitted to be taken at a Shareholders’ meeting may be taken by written consent in lieu of a meeting or a vote if either (a) the action is taken by all Shareholders entitled to vote on the action, or (b) the action is taken by Shareholders holding of record or otherwise entitled to vote in the aggregate no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitles to vote on the action were present and voted. Notice of the taking of action by Shareholders without a meeting by less than unanimous written consent of all Shareholders entitled to vote on the action shall be given to those Shareholders entitled to vote on the action who have not consented in writing and, if the General Corporation Law of the State of Delaware would otherwise require that notice of a meeting of Shareholders to consider the action be given to nonvoting Shareholders (if any), to all nonvoting Shareholders of the Corporation. Such notice shall be in writing, shall describe with reasonable clarity the general nature of the action, and shall contain or be accompanied by the same material that, under the General Corporation Law of the State of Delaware, would have been required to be sent to nonconsenting or nonvoting Shareholders in a notice of meeting at which the proposed action would have been submitted for Shareholder action. Such notice shall be given as follows: (i) if mailed, by deposit in the U.S. mail at least forty-eight (48) hours prior to the specified effective time of such actions, with first-class postage thereon prepaid, correctly addressed to each Shareholder entitled thereto at the Shareholder’s address as it appears on the current record of Shareholders of the Corporation; or (ii) if delivered by personal delivery, by courier service, by wire or wireless equipment, by telegraphic or other facsimile transmission, or by any other electronic means which transmits a facsimile or other photostatic image of such communication correctly addressed to each Shareholder entitled thereto at the Shareholder’s physical address, e-mail address or facsimile number, as it appears on the current record of Shareholders of the Corporation, at least twenty-four (24) hours prior to the specified effective time of such action.

ARTICLE IX
ACTION BY DIRECTORS WITHOUT A MEETING

Any action required or permitted to be taken at meeting of the Board, or a committee thereof, may be taken without a meeting if the action is taken by a majority of all members of the Board of Directors or committee, as the case may be. The action must be evidenced by one or more written consents setting forth the action taken, signed by a majority of the directors, or by a majority of the members of the committee, as the case may be, either before or after the action taken, and delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records.

ARTICLE X
SPECIAL MEETINGS OF THE SHAREHOLDERS CALLED BY SHAREHOLDERS

Until such date that a class of the Corporation’s shares are registered pursuant to Section 12 or Section 15 under the Securities Exchange Act of 1934, as amended, special meetings of the stockholders or any class or series thereof entitled to vote may be called by the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if the holders of at least twenty-five percent (25%) of all the votes entitled to be cast deliver to the Corporation’s secretary one or more demands set forth in an executed and dated record for the meeting describing the purpose or purposes for which it is to be held, which demands shall be set forth in an executed record.

ARTICLE VIII
LIMITATION OF DIRECTORS’ LIABILITY

The personal liability of a director or the directors to the Corporation or its Shareholders for monetary damages is hereby eliminated for any conduct as a director except acts or omissions that involve intentional misconduct or a knowing violation of law by a director, for conduct violating Title 8, Section 174 of the General Corporation Law of the State of Delaware, or for any transaction from which a director will personally receive a benefit in money, property, or services to which a director is not legally entitled.

If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE XII
INDEMNIFICATION

The Corporation shall indemnify each officer and each director that is or may become a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal. The Corporation shall, upon the request of such officer or director, advance or reimburse expenses incurred in a proceeding, provided, however, that no such indemnity shall indemnify any director from or on account of:

(a) Acts or omissions of the officer or director finally adjudged to be intentional misconduct or a knowing violation of law;

(b) Conduct of the officer or director finally adjudged to be an unlawful distribution under Title 8, Section 174 of the General Corporation Law of the State of Delaware ; or

(c) Any transaction with respect to which it was finally adjudged that such officer or director personally received a benefit in money, property or services to which the officer or director was not legally entitled.

If, after this Article becomes effective, the Act is amended to authorize further indemnification of directors or officers, then directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any acts or omission of such director or officer occurring prior to such amendment or repeal.

ARTICLE XIII
TRANSACTIONS WITH DIRECTORS, OFFICERS, AND SHAREHOLDERS

The Corporation may enter into contracts and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers, and Shareholders and with Corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, Shareholders, members, or otherwise, as freely as though such adverse interests did not exist, even though the vote, action, or presence of such director, officer, or Shareholder may be necessary to obligate the Corporation upon such contracts or transactions.

In the absence of knowing fraud, no such contract or transaction shall be avoided and no such director, officer, or Shareholder shall be held liable to account to the Corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the Corporation arising out of such office or stock ownership, for any profit or benefit realized by him or her through any such contract or transaction. In the case of directors and officers of the Corporation (but not in the case of Shareholders who are not directors or officers), the nature of the interest of such director or officer, though not necessarily the details or extent thereof, shall be disclosed or made known to the Board of the Corporation at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a director or officer of the Corporation is interested in any Corporation, association, firm, or entity shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with that Corporation, association, firm, or entity.

ARTICLE XIV
BYLAWS

The Board, by vote of a majority of the whole Board, shall have the power to adopt, make, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE XV
REVISION OF THE ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred in these Articles of Incorporation on Shareholders and directors are subject to this reserved power.

[SIGANTURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned officer of the Corporation, for the purpose of filing these Amended and Restated Articles of Incorporation pursuant to the General Corporation Law of the State of Delaware, has affixed his signature below on this 17th day of July, 2006.

MALERS, INC.

By:
Name: Lee Johnson Title: Secretary